UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): February 8, 2011

NEKTAR THERAPEUTICS
(Exact Name of Registrant as Specified in Charter)

Delaware	0-24006	94-3134940
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

455 Mission Bay Boulevard South
San Francisco, California 94158
(Address of Principal Executive Offices and Zip Code)

Registrant’s telephone number, including area code: (415) 482-5300

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

(e)  On February 8, 2011, the Board of Directors (the “Board”) of Nektar Therapeutics, a Delaware corporation (the “Company”), and the Organization and Compensation Committee of the Board (the “Committee”), approved changes to the compensation of certain of the Company’s named executive officers.

For Howard W. Robin, President and Chief Executive Officer, effective February 1, 2011, the Board increased his annual base salary from $760,725 to $787,350.  His 2011 annual performance-based bonus compensation target remains at 75% of his 2011 annual base salary.  The actual amount of Mr. Robin’s 2011 annual performance bonus will range from 0% to 200% of the target annual bonus based on the Board’s assessment of his achievement of a combination of corporate and personal objectives.  On February 8, 2011, the Board awarded Mr. Robin a cash bonus of $700,000 for the 2010 annual performance period, which represented approximately 123% of his 2010 annual performance-based bonus compensation target.

For John Nicholson, Senior Vice President and Chief Financial Officer, effective February 1, 2011, the Committee increased his annual base salary from $480,000 to $497,000.  Mr. Nicholson’s 2011 annual performance-based bonus target remains at 50% of his 2011 annual base salary.  The actual amount of Mr. Nicholson’s 2011 annual performance bonus will range from 0% to 200% of the target annual bonus based on the Committee’s assessment of his achievement of a combination of corporate and personal objectives.  On February 8, 2011, the Committee awarded Mr. Nicholson a cash bonus of $288,000 for the 2010 annual performance period, which represented approximately 120% of his 2010 annual performance-based bonus compensation target.

For Dr. Lorianne K. Masuoka, Senior Vice President and Chief Medical Officer, effective February 1, 2011, the Committee increased her annual base salary from $419,000 to $437,855.  Dr. Masuoka’s 2011 annual performance-based bonus target remains at 50% of her 2011 annual base salary.  The actual amount of Dr. Masuoka’s 2011 annual performance bonus will range from 0% to 200% of the target annual bonus based on the Committee’s assessment of her achievement of a combination of corporate and personal objectives.  On February 8, 2011, the Committee awarded Dr. Masuoka a cash bonus of $272,350 for the 2010 annual performance period, which represented approximately 130% of her 2010 annual performance-based bonus compensation target.

For Gil M. Labrucherie, Senior Vice President and General Counsel, effective February 1, 2011, the Committee increased his annual base salary from $436,000 to $471,000.  Mr. Labrucherie’s 2011 annual performance-based bonus target remains at 50% of his 2011 annual base salary.  The actual amount of Mr. Labrucherie’s 2011 annual performance bonus will range from 0% to 200% of the target annual bonus based on the Committee’s assessment of his achievement of a combination of corporate and personal objectives.  On February 8, 2011, the Committee awarded Mr. Labrucherie a cash bonus of $294,300 for the 2010 annual performance period, which represented approximately 135% of his 2010 annual performance-based bonus compensation target.

Item 7.01.    Regulation FD Disclosure

On February 8, 2011, Mr. Robin was granted a stock option to purchase 300,000 shares of the Company’s common stock pursuant to the terms and conditions of the Company’s 2008 Equity Incentive Plan (the “Stock Plan”).  The exercise price of the stock option was set at $10.69, the closing price of the Company’s common stock on the NASDAQ Global Select Market on the February 8, 2011 grant date.  The shares subject to this stock option grant will vest according to a four-year vesting schedule on a monthly pro rata basis.

On February 8, 2011, Mr. Nicholson was granted a stock option to purchase 63,000 shares of the Company’s common stock pursuant to the terms and conditions of the Stock Plan.  The exercise price of the stock option was set at $10.69.  The shares subject to this stock option grant will vest according to a four-year vesting schedule on a monthly pro rata basis.

On February 8, 2011, Dr. Masuoka was granted a stock option to purchase 75,000 shares of the Company’s common stock pursuant to the terms and conditions of the Stock Plan.  The exercise price of the stock option was set at $10.69.  The shares subject to this stock option grant will vest according to a four-year vesting schedule on a monthly pro rata basis.

On February 8, 2011, Mr. Labrucherie was granted a stock option to purchase 90,000 shares of the Company’s common stock pursuant to the terms and conditions of the Stock Plan.  The exercise price of the stock option was set at $10.69.  The shares subject to this stock option grant will vest according to a four-year vesting schedule on a monthly pro rata basis.

The information in this Item 7.01 is being furnished and shall not be deemed filed for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liability of that section, nor shall such information be deemed to be incorporated by reference in any registration statement or other document filed under the Securities Act of 1933, as amended, or the Exchange Act, except as otherwise stated in such filing.

SIGNATURES

Pursuant to the requirement of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

By:	/s/ Gil M. Labrucherie
Gil M. Labrucherie
General Counsel and Secretary
Date:	February 14, 2011